Exhibit 99.1

NEWS RELEASE

Contact:	Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2019 FIRST-QUARTER RESULTS

MONROE, Mich., August 21, 2018—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2019 first quarter ended July 28, 2018.

During the first quarter of fiscal 2019:

•                  Consolidated sales increased 7.7% to $384.7 million versus $357.1 million in last year’s first quarter;

•                  Written same-store sales for the entire La-Z-Boy Furniture Galleries® network increased 3.1%;

•                  Delivered same-store sales for the company-owned retail segment increased 4.6%;

•                  Consolidated operating income increased 42% to $23.2 million versus the fiscal 2018 first quarter;

•                  Net income attributable to La-Z-Boy Incorporated increased 57% to $18.3 million versus the fiscal 2018 first quarter;

•                  Earnings per share for the quarter were $0.39 versus $0.24 in last year’s first quarter;

•                  Cash flow from operations was $32.2 million; and

•                  The company announced it would acquire Joybird and nine Arizona-based La-Z-Boy Furniture Galleries® stores. (Both acquisitions closed early in the company’s fiscal 2019 second quarter).

For the first quarter of fiscal 2019, consolidated sales increased 7.7% to $384.7 million and consolidated operating margin was 6.0% versus 4.6% in the prior-year quarter.  Sales in the company’s Upholstery segment increased 6.9% to $293.4 million and operating margin was 8.1% compared with 8.5% in last year’s first quarter.  Margin declined slightly as recent price increases implemented to mitigate increased raw material costs were not yet fully realized in the quarter. In the Casegoods segment, sales increased 11.3% to $28.4 million in the first quarter of fiscal 2019 and operating margin increased to 10.9% from 10.7% in the prior-year period. Sales in the Retail segment increased 7.9% to $119.2 million in the first quarter of fiscal 2019 and operating margin increased to 3.7% from 1.6% in last year’s first quarter.

Earnings per diluted share for the fiscal 2019 first quarter were $0.39 versus $0.24 in the prior-year period.  The fiscal 2019 first-quarter results were impacted positively by a $0.03 per share benefit for currency changes and $0.05 per share due to the lower tax rate related to Tax Reform when compared with the prior-year quarter.  The fiscal 2018 first quarter included a $0.03 per share benefit in other income for an investment gain.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “We had an excellent start to fiscal 2019, with strong results across the business. In addition to sales increases in all three operating segments, the La-Z-Boy Furniture Galleries® store network delivered its sixth consecutive quarterly increase in written same-store sales, and our company-owned Retail segment posted a strong delivered same-store sales increase for the 139 stores owned in last year’s first quarter. Additionally, the two strategic acquisition announcements made during the period — Joybird, a premier e-commerce retailer and manufacturer of upholstered furniture, and the highly successful and profitable Arizona-based La-Z-Boy Furniture Galleries® stores — have established a strong platform for our next phase of growth.”

The company is encouraged by the improved performance in the Retail segment, which continues to hone processes and tactics across the business in the areas of marketing, pricing strategies, merchandising and product mix. These combined adjustments to operational practices drove an improvement in sales and operating margin for the quarter. In addition to an increase in conversion, the average ticket improved as a result of a higher concentration of design service and custom-order sales.

On the wholesale side of the business, the increase in Upholstery segment sales was driven by favorable changes in product mix, increased unit volume and higher selling prices. Additionally, the Casegoods business continues to perform well. With improved product styling, the segment’s collections are resonating with consumers. On-trend collections, an excellent in-stock position on best-selling groups, and quick shipping have enabled the group to increase floor space with many dealers.

Update on Acquisitions:

The two acquisitions (Joybird and the Arizona-based La-Z-Boy Furniture Galleries® stores) announced during the first quarter of fiscal 2019 closed early in the company’s second quarter. As key elements of La-Z-Boy’s dual-growth strategy, Joybird will provide access to a new customer, and La-Z-Boy will benefit and learn from the operating structure and methodologies of the Arizona stores, which were owned by its most-successful La-Z-Boy Furniture Galleries® licensee. The outstanding management teams of the acquired companies will further strengthen operations and leadership capability across La-Z-Boy Incorporated.  In combination, the two acquisitions are expected to add approximately $80 million in incremental sales to the company in fiscal 2019.

Joybird is a growing brand and will allow La-Z-Boy to more easily reach millennial and Gen X consumers through its well-established online shopping platform. Joybird has demonstrated rapid growth over the last four years, but has been constrained by limited capital and production capacity. With access to the La-Z-Boy supply chain, Joybird will be able to accelerate its expansion, lower costs, and improve service to its customers.  Once the integration process is complete, additional volume added to the La-Z-Boy-branded manufacturing facilities will enable the company to further leverage its fixed manufacturing costs. This acquisition is a key element of La-Z-Boy’s e-commerce strategy which has been evolving over the past year.

The acquisition of the Arizona-based La-Z-Boy Furniture Galleries® stores will strengthen the company’s integrated retail platform where La-Z-Boy earns a combined wholesale/retail operating profit on each sale.  Four of the nine stores acquired are the highest-volume stores throughout the 351-store La-Z-Boy Furniture Galleries® network, and the acquisition will be accretive immediately to the company.

The company closed the acquisition of Joybird on July 30, 2018, for guaranteed cash payments of $75 million, including $50 million in up-front cash, $25 million paid annually over five years, and two future earn-out opportunities. Joybird has experienced rapid growth, with annual revenue last year of approximately $55 million.

On August 15, 2018, La-Z-Boy closed on the acquisition of the nine Arizona-based stores for a purchase price of approximately $40 million. The stores had combined calendar 2017 revenue of $78 million. As the company is already recording wholesale sales volume for the Arizona stores, the acquisition will contribute approximately $40 million annually of sales volume to the company on a consolidated basis.

Excluding purchase accounting adjustments, the combined entities are expected to begin to be slightly accretive to profit by the end of fiscal 2019. Separately, the company expects purchase accounting charges to be approximately $0.12 to $0.14 per diluted share for the fiscal 2019 year.

Balance Sheet and Cash Flow

During the quarter, the company generated $32.2 million in cash from operating activities. La-Z-Boy ended the quarter with $134.2 million in cash and cash equivalents, $31.6 million in investments to enhance returns on cash, and $2.4 million in restricted cash. The company spent $5.6 million on dividends to shareholders and $7.9 million purchasing 0.3 million shares of stock in the open market under its existing authorized share purchase program, leaving 6.4 million shares of purchase availability in the program.

FISCAL 2019 PROJECTED* STORE ACTIVITY

	Total				Total
	FY18	New	Acquired	Closed	FY19	Remodel	Relocation
Company-owned	146	2	9	(2)	155	3	—
Dealer-owned	204	6	(9)	(1)	200	10	2
Total	350	8	—	(3)	355	13	2

*Projects anticipated to be completed

Outlook

Darrow concluded, “We are optimistic about the potential for La-Z-Boy Incorporated over the long term, although concerns relating to potential duties and tariffs that could impact the business persist and we are monitoring that situation closely to determine what changes may be appropriate. At the same time, our brand is the strongest in the industry, we have a world-class supply chain, a vast distribution network, and we now own a leading online furniture brand that is poised for growth and returns. We have the elements in place for the effective execution of our comprehensive dual-growth strategy to deliver long-term value to our shareholders.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, August 22, 2018, at 8:30 a.m. eastern time. The toll-free dial-in number is 877.407.9205; international callers may use 201.689.8054.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Conference ID #36785. The webcast replay will be available for one year.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) changes in the stock market impacting our profitability and our effective tax rate; (i) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (j) changes in legislation, including the tax code, or changes in the domestic or international regulatory environment or trade policies, including new or increased duties, tariffs, retaliatory tariffs, trade limitations and termination or renegotiation of the North American Free Trade Agreement; (k) adoption of new accounting principles; (l) fires, severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure, transport or import, or material increases to the cost of transporting or importing, fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) information technology conversions or system failures and our ability to recover from a system failure; (o) effects of our brand awareness and marketing programs; (p) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (q) litigation arising out of alleged defects in our products; (r) unusual or significant litigation; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (t) the ability to increase volume through our e-commerce initiatives; (u) the impact of potential goodwill or intangible asset impairments; and (v) those matters discussed in Item 1A of our fiscal 2018 Annual Report on Form 10-K and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned Retail segment includes 156 of the 351 La-Z-Boy Furniture Galleries® stores (the company owned 147 stores at the end of the fiscal 2019 first quarter, plus the nine Arizona-based La-Z-Boy Furniture Galleries® stores acquired subsequent to quarter end).

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 351 stand-alone La-Z-Boy Furniture Galleries® stores and 538 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.